Exhibit 10.1

ACQUISITION AND REORGANIZATION AGREEMENT

BETWEEN

VCAMPUS CORPORATION

AND

PROSOFT LEARNING CORPORATION AND COMPUTERPREP, INC.

April 11, 2006

ACQUISITION AND REORGANIZATION AGREEMENT

This Acquisition and Reorganization Agreement (the “Agreement”) made this 11th day of April, 2006, by and between Prosoft Learning Corporation, a Nevada corporation (“PLC”), and its Subsidiary (as defined herein), ComputerPREP, Inc., a Delaware corporation (“CP”), both of whose addresses are 410 N. 44 Street, Suite 600, Phoenix, Arizona 85008 (PLC and CP, collectively, “Prosoft”), and VCampus Corporation, a Delaware corporation, whose address is 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191 (“VCampus”).

WHEREAS, Prosoft plans to file a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code in the immediate future; and

WHEREAS, subject to approval by the Bankruptcy Court, VCampus desires to acquire by itself or through one of its affiliates, all of the newly issued and outstanding capital stock of Reorganized Prosoft on the Closing Date, as defined below; and

WHEREAS, VCampus and Prosoft desire to enter into this Agreement to set forth more fully certain terms and conditions of the reorganization of Prosoft (the “Reorganization”); and

WHEREAS, the parties hereto desire to set forth herein certain representations, warranties and covenants made by each to the other, as an inducement to the consummation of the Reorganization, and certain additional agreements relating thereto;

NOW, THEREFORE, for valuable consideration, including the mutual representations, warranties and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

DEFINITIONS

“Acquired Assets” has the meaning set forth in Section 1.2 hereof.

“Actual Working Capital” has the meaning set forth in Section 2.3 hereof.

“Adjusted Current Assets” are current assets defined in GAAP less cash retained by Prosoft (it being understood that all cash and cash equivalents are retained by Prosoft but, if the parties negotiate for Reorganized Prosoft to retain any cash, such included cash will increase Adjusted Current Assets on a dollar-for-dollar basis) and less 70% of any accounts receivable (as defined by GAAP) over 90 days old and less 100% of any accounts receivable which to the knowledge of Prosoft are not collectible or are subject to a defense, counterclaim or offset. Any accounts receivable excluded from the definition of Adjusted Current Assets as provided above shall nonetheless be a part of the assets retained by Reorganized Prosoft and VCampus and/or Reorganized Prosoft shall be entitled to retain any cash collected thereon without adjustment to the Working Capital.

“Adjusted Current Liabilities” are current liabilities defined by GAAP which VCampus specifically agrees to retain within Reorganized Prosoft, which shall specifically exclude the current portion of Prosoft’s long-term liabilities.

“Alternative Transaction” has the meaning set forth in Section 3.3.3 hereof.

“Amortized Note” has the meaning set forth in Section 2.2.2 hereof.

“Auditor” has the meaning set forth in Section 2.3 hereof.

“Balloon Note” has the meaning set forth in Section 2.2.2 hereof.

“Bankruptcy Code” means Title 11 of the United States Code, sections 101 through 1532.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Arizona, with jurisdiction over the Chapter 11 Case.

“Breach” has the meaning set forth in Section 2.4 hereof.

“Business Day” means any day (other than Saturday or Sunday) upon which commercial banks in Arizona are open for business.

“Chapter 11 Case” means, collectively, the cases under Chapter 11 of the Bankruptcy Code in which PLC and CP are the debtors and debtors-in-possession pending before the Bankruptcy Court, including all adversary proceedings in connection therewith.

“Closing” means the completion of the transactions to occur on or shortly after the Effective Date as provided herein.

“Closing Balance Sheet” has the meaning set forth in Section 2.3 hereof.

“Closing Date” has the meaning set forth in Section 3.4 hereof.

“Confirmation Date” means the date upon which the Bankruptcy Court enters its order confirming the Plan.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan in accordance with the Bankruptcy Code and this Agreement.

“Disclosure Statement” means the written disclosure statement that relates to the Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

“Distributions” has the meaning set forth in Section 3.2(e) hereof.

“Effective Date” means the last to occur of (a) the first Business Day that is at least eleven (11) days after the Confirmation Date and on which no stay of the Confirmation Order is in effect and no appeal of the Confirmation Order has been made, and (b) the Business Day on which all of the conditions set forth in Article VI of the Plan have been satisfied or waived.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement, (c) qualified defined benefit retirement plan or arrangement, or (d) 401K plan.

“Estimated Working Capital” has the meaning set forth in Section 2.3 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 1.2 hereof.

“Executory Contracts” has the meaning set forth in Section 1.3 hereof.

“Existing Capital Stock” has the meaning set forth in Section 4.1 hereof.

“Financial Statements” has the meaning set forth in Section 5.1.6 hereof.

“GAAP” means United States generally accepted accounting principles as used by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, consistently applied and maintained.

“Intellectual Property” means all (a) inventions, patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, website addresses and domain names, all derivative names relating thereto and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, e-learning content, copyrightable works, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

“Leases” has the meaning set forth in Section 1.3 hereof.

“Liquidating Trust” means the Liquidating Trust of the Chapter 11 Estate of Prosoft Learning Corporation, as defined in the Plan.

“New Common Stock” has the meaning set forth in Section 2.1 hereof.

“Ordinary Course of Business” means the ordinary course of business of the business of Prosoft consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally).

“Other Employee Benefit” means any health or other medical plan or insurance, life insurance, disability insurance or other material fringe benefit that Prosoft, as of the date of this Agreement, generally makes available to its employees, other than an Employee Benefit Plan, as further defined in Section 2.5 and identified on Schedule 2.5.

“Personal Property Leases” has the meaning set forth in Section 1.3 hereof.

“Petition Date” means the date the Petition Pleadings are filed.

“Petition Pleadings” means all Chapter 11 petitions and any and all other documents necessary to commence the Chapter 11 Case.

“Person” means any natural person, business entity, organization or association.

“Plan” means the Plan of Reorganization related to the Chapter 11 Case, either as filed with the Bankruptcy Court or as it may be amended, supplemented or modified from time to time, including all exhibits and schedules annexed thereto or referenced therein and/or in the supplement thereto which is filed with the Bankruptcy Court and which contains exhibits thereto.

“Plan Related Documents” means, collectively, the Plan, the Disclosure Statement, this Agreement, and any other related documents, including the agreement establishing the Liquidating Trust.

“Prosoft” as set forth above means, collectively, PLC and CP. To the extent, however, that this Agreement uses the term Prosoft in a context applicable to a point in time following the Closing, Prosoft shall mean the Chapter 11 estates of PLC and CP and/or the Liquidating Trust, as appropriate.

“Purchase Price” has the meaning set forth in Section 2.1 hereof.

“Real Property Leases” has the meaning set forth in Section 1.3 hereof.

“Reorganized Prosoft” means Prosoft Learning Corporation, a Nevada corporation, and all of its existing Subsidiaries on and after the Effective Date.

“Retained Liabilities” has the meaning set forth in Section 1.4 hereof.

“Secured Note Holders” shall mean DKR SoundShore Oasis Holding Fund Ltd., a company organized under the laws of Bermuda, DKR SoundShore Strategic Holding Fund Ltd., a company organized under the laws of Bermuda, and Hunt Capital Growth Fund II, L.P., a Delaware limited partnership.

“Set Off Claim” has the meaning set forth in Section 2.4 hereof.

“Subsidiary” means any corporation of which the securities having a majority of the ordinary voting power in electing directors are, at the time of determination, owned by Prosoft directly or through another Subsidiary. A list of the Subsidiaries of Prosoft is attached hereto as Exhibit A.

“Tax” means all federal, state, local, or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, or other taxes, including any interest, penalty, or additional charge thereto, whether disputed or not.

“Unassumed Liabilities” has the meaning set forth in Section 1.4 hereof.

“Wait List Liabilities” has the meaning set forth in Section 2.3 hereof.

“Working Capital” is defined to be Adjusted Current Assets minus Adjusted Current Liabilities.

“Working Capital Surplus” has the meaning set forth in Section 2.3 hereof.

In addition to the foregoing definitions, capitalized terms used herein but not defined herein shall have the respective meanings provided in the Plan.

ARTICLE I

TERMS OF REORGANIZATION

1.1 General. The parties to this Agreement have agreed to the Reorganization of Prosoft which shall be implemented by Prosoft commencing the Chapter 11 Case wherein, among other things, VCampus will acquire 100% of the New Common Stock (as defined below) of Reorganized Prosoft. Specifically, Prosoft shall file the Petition Pleadings and shall propound a pre-negotiated Plan, in the form of Exhibit B attached hereto, or in such other form as shall be mutually agreeable to Prosoft and VCampus.

1.2 Acquired Assets. Subject to and upon the terms and conditions set forth herein, Prosoft and VCampus agree that Reorganized Prosoft shall retain all the assets of Prosoft, other than the assets specifically excluded as set forth in Section 1.7 hereof (the “Excluded Assets”), as same shall exist on the Closing Date, as hereinafter defined (collectively, the “Acquired Assets”), including but not limited to:

1.2.1 (a) All machinery, appliances, equipment, computers and peripherals, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures owned by Prosoft, (b) tangible personal property including, but without limitation, inventories and supplies, (c) account balances and accounts receivable, (d) originals of all books, records, ledgers, files, documents, correspondence, customer lists, creative materials, advertising and promotional materials, causes of action, telephone and fax numbers, e-mail and internet addresses; and (e) all software and all contents in all computer discs, CD Roms, DVDs and hard drives.

1.2.2 All goods, materials, work-in-process, inventory and equipment owned by Prosoft.

1.2.3 Customer lists and related information.

1.2.4 All of Prosoft’s right, title and interest in and to any other assets located at its facilities and/or relating to the facilities and the business conducted thereat.

1.2.5 All of Prosoft’s right, title, and interest in and to, the Intellectual Property, including, but not limited to, the assets listed on Schedule 1.2.5, including goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

1.2.6 All cooperative advertising credits and market development funds (whether accrued or receivable).

1.2.7 All licenses, permits, certificates, franchises, consents, waivers, registrations or other regulatory authorizations issued to Prosoft or any of its Subsidiaries by state or local governmental authority.

1.2.8 All stock or other equity securities of the Subsidiaries and all corporate records, minute books, corporate seals and related items with respect to such Subsidiaries, except those Subsidiaries identified on Schedule 1.2.8.

1.2.9 All warranties, guaranties, security agreements and other collateral in respect of the Acquired Assets.

1.2.10 All deposits and prepayments received by Prosoft under any of the Leases and/or Executory Contracts.

1.3 Assumed and Assigned Leases and Executory Contracts. Prosoft shall forthwith take all actions in the Chapter 11 Case necessary to seek an order from the Bankruptcy Court authorizing it to assume for Reorganized Prosoft all of Prosoft’s right, title and interest in:

(a) except for those items that are set forth in Schedule 1.3A, all leases or rental or occupancy agreements of real property under which Prosoft is lessee or occupant (subject to amendments, the terms of which shall be disclosed as necessary and appropriate in the Chapter 11 Case) (the “Real Property Leases”);

(b) except for those items that are set forth in Schedule 1.3B, all leases of personal property under which Prosoft is lessee (the “Personal Property Leases” which together with the Real Property Leases shall be referred to herein as the “Leases”); and

(c) except for those items that are set forth in Schedule 1.3C, all contracts, agreements, employment agreements, purchase orders and similar arrangements (the “Executory Contracts”).

1.4 Unassumed Liabilities. VCampus and Prosoft agree that the Plan and Plan Related Documents shall provide for the assignment to and assumption by the Liquidating Trust of all obligations and liabilities of Prosoft (the “Unassumed Liabilities”) other than the following obligations and liabilities that shall be specifically accepted, assumed and retained by Reorganized Prosoft: (i) those liabilities and obligations as specifically identified on the Closing Balance Sheet; (ii) prospective liabilities under the Leases and Executory Contracts as of the date of the Closing; (iii) any cure amounts due under Section 365 of the Bankruptcy Code for the Leases and Executory Contracts (iv) obligations of Prosoft with respect to inventory ordered by Prosoft in the Ordinary Course of Business, but not yet received by Prosoft as of the date of the Closing; (v) the current portion of employee compensation, withholdings, and Other Employee Benefits incurred in the Ordinary Course of Business, including but not limited to accrued salary and vacation for both contract and at will employees (and specifically excluding any Employee Benefit Plan liabilities); (vi) the current portion of liabilities owed to governmental entities for taxes or other similar obligations and (vii) any Wait-List Liabilities (as defined in Section 2.3(d)) assumed post-Closing by Reorganized Prosoft pursuant to Section 2.3 (the liabilities and obligations set forth in Section 1.4(i) through 1.4(vii) shall be referred to collectively as the “Retained Liabilities”). Prosoft and VCampus anticipate that the Retained Liabilities, with the exception of those described in subparagraph (ii), above, will be accounted for as part of the calculation of Working Capital. Set forth in Schedule 1.4 is a list of the liabilities described in subsections (i) and (iv), above, and the amounts of such liabilities as of the date represented on Schedule 1.4, which amounts are subject to change in the Ordinary Course of Business through the Closing Date.

1.5 Taxes and Prorations. Prosoft and VCampus anticipate that all taxes and prorations will be accounted for as part of the calculation of Working Capital. For the avoidance of any doubt, except for any Retained Liabilities that are addressed in the Working Capital calculation, Prosoft shall be responsible for all ad valorem taxes or assessments relating to the Acquired Assets for taxable periods up to and including the Closing Date, regardless of when the same shall become due and payable, and such taxes shall be pro-rated between Prosoft and VCampus on and as of the Closing Date or within a reasonable time thereafter. VCampus shall pay directly to the appropriate entity its pro-rata share. All expense items including but not limited to insurance, rents, utility charges, and any prepaid agreements shall be prorated between Prosoft and VCampus as of the Closing Date. The rents for periods prior to Closing for the Real Property Leases will be prorated as of the Closing Date, and VCampus shall reimburse Prosoft for VCampus’ pro rata share as to rent paid in advance. In the case of rent paid in arrears, Prosoft shall pay VCampus for the pro-rated period up to the Closing. To the extent not paid at Closing, VCampus shall have the right to offset any amounts which are the responsibility of Prosoft as provided in Section 2.4.

1.6 Expenses. Prosoft and VCampus shall each remain liable for their own closing expenses, including attorney’s fees.

1.7 Excluded Assets. Anything to the contrary in Sections 1.1 through 1.6 notwithstanding, the Acquired Assets retained by Reorganized Prosoft shall exclude:

1.7.1 All cash, bank deposits and/or cash equivalents of Prosoft and its Subsidiaries (except for any non-U.S. domiciled cash, bank accounts and/or cash equivalents held by Prosoft or any of its Subsidiaries);

1.7.2 Claims for relief under any of the avoiding powers provided for under Chapter 5 of the Bankruptcy Code and the Notes;

1.7.3 Any Employee Benefit Plan of Prosoft;

1.7.4 Any leases or contracts specifically set forth on Schedules 1.3A, 1.3B and 1.3C;

1.7.5 Any rights of Prosoft under this Agreement;

1.7.6 Any stock or other equity securities of the Subsidiaries listed on Schedule 1.2.8, and all corporate records, minute books, corporate seals and related items with respect to such Subsidiaries;

1.7.7 Any tax attributes of Prosoft; and

1.7.8 Any other assets identified and excluded by VCampus at least three days prior to the Closing.

ARTICLE II

PURCHASE PRICE

2.1 Purchase Price. Subject to adjustments as provided in Section 2.3, at Closing and subject to the terms of the Plan, the purchase price due from VCampus to Prosoft for the acquisition of 100% of the newly issued and outstanding common stock of Reorganized Prosoft (the “New Common Stock”) shall be Two Million Three Hundred Thousand and No/100 Dollars ($2,300,000) (the “Purchase Price”). At the Closing, Reorganized Prosoft shall issue, and VCampus (or its designated Affiliate) shall receive, the New Common Stock.

2.2 Payment. The Purchase Price shall be paid at Closing by VCampus to Prosoft as follows:

2.2.1 $2,000,000 in cash, certified funds or wire transfer at Closing to the bank account(s) designated by Prosoft; and

2.2.2 $300,000 of the Purchase Price shall be paid in the form of two 6% promissory notes, one due and payable in one balloon payment on July 1, 2007 in the form of note attached hereto as Exhibit 2.2.2A (the “Balloon Note”) and the other note due and payable in six equal monthly installments of principal and interest beginning on January 1, 2007 in the form of note attached hereto as Exhibit 2.2.2B (the “Amortized Note,” and together with the Balloon Note, the “Notes”).

2.3 Purchase Price Adjustments.

(a) The Purchase Price shall be subject to adjustments, on a dollar-for-dollar basis, to the extent Prosoft’s Working Capital at Closing is greater or less than zero. For the avoidance of doubt, any balance sheet liabilities assumed by Reorganized Prosoft or VCampus hereunder will reduce Working Capital by the amount of the liabilities assumed. Subject to Bankruptcy Court approval, all transaction expenses, including all fees and expenses payable to East Wind Advisors, incurred by Prosoft in connection with the Closing shall be paid out from either: (1) Prosoft’s cash at or prior to Closing, to the extent available, with the resulting adjustment to Working Capital; or (2) the cash portion of the Purchase Price. The Purchase Price shall also be subject to a downward adjustment of $200,000 to the extent that the PTJ Transaction referenced in Section 5.1.12.8 hereof is consummated prior to the Closing Date.

(b) Immediately prior to Closing, Prosoft will prepare and deliver to VCampus a closing balance sheet prepared in accordance with GAAP (the “Closing Balance Sheet”) that includes its good faith estimate (“Estimated Working Capital”) of Working Capital at Closing in a manner consistent with this Agreement. The Closing Balance Sheet must be in sufficient detail for VCampus to reasonably be able to verify and agree with Prosoft’s calculations. If this Working Capital number is less than zero, then the cash portion of the Purchase Price will be reduced by the amount less than zero. If this Working Capital number is greater than zero, then the cash portion of the Purchase Price will be increased by the amount greater than zero.

(c) Within 60 calendar days of Closing, VCampus will provide to Prosoft an audited closing balance sheet calculating the actual Working Capital at Closing (the “Actual Working Capital”). If Prosoft believes the Actual Working Capital determined by VCampus is inaccurate, then Prosoft shall within 30 days notify VCampus of its belief and set forth in reasonable detail the alleged inaccuracy or the items disputed (including its calculation of the Actual Working Capital). If Prosoft does not so notify VCampus within the 30-day period, then the Actual Working Capital number determined by VCampus shall be deemed final and binding on the parties. If Prosoft does so notify VCampus, then VCampus and Prosoft shall attempt in good faith to resolve such dispute for 20 days from the notice date. If the parties are unable to resolve any disputed item during such 20-day period, such disputed item(s) shall be submitted to a nationally recognized accounting firm mutually acceptable to the parties (the “Auditor”), which shall be instructed to arbitrate such disputed item(s) and determine the Actual Working Capital within 40 days of their engagement by the parties. The resolution of the disputes by the Auditor so selected shall be set forth in writing and shall be conclusive and binding upon and non-appealable by the parties. The Auditor’s fees and expenses shall be the responsibility of the party whose calculation of the Actual Working Capital number is farthest from the Actual

Working Capital number as determined by the Auditor. During the period of any dispute with respect to the Actual Working Capital, VCampus shall provide Prosoft full access to the books, records and facilities of the business, and shall cooperate with Prosoft to the extent reasonably requested by Prosoft to investigate the basis for such dispute.

(d) If Actual Working Capital less the Estimated Working Capital is less than zero by $5,000 or more, then the principal balance of the Balloon Note will be immediately reduced by the amount less than zero. If Actual Working Capital less the Estimated Working Capital is greater than zero by $5,000 or more (a “Working Capital Surplus”), then such Working Capital Surplus shall be offset, on a dollar-for-dollar basis, first by VCampus’ assumption of an equal amount of unassumed Prosoft liabilities (as selected by VCampus from the pre-approved list of such liabilities designated by VCampus on Schedule 2.3(d) (the “Wait-List Liabilities”), and to the extent any Working Capital Surplus remains after such offset, then such remaining surplus shall be applied as an increase to the principal balance of the Balloon Note. Any adjustment to the principal balance of the Balloon Note shall be deemed to be an increase or decrease in principal as of the date of Closing for purposes of calculating interest. Prior to completion of the post-closing audit, Prosoft shall be free to negotiate satisfaction and settlement of any Unassumed Liabilities (including any Wait-List Liabilities not assumed by Reorganized Prosoft or VCampus).

(e) If the absolute value of the difference between Actual Working Capital less the Estimated Working Capital is $5,000 or less, then no adjustment will be made to the principal balance of the Balloon Note or otherwise.

2.4 VCampus’ Right of Set Off. Notwithstanding any other provision of this Agreement, if Prosoft shall breach the terms of this Agreement, including any breach of the representations, warranties and covenants of Prosoft contained herein (a “Breach”), from and after the Closing the terms of this Section 2.4 shall provide the sole remedy of VCampus. Should a Breach occur, VCampus shall be entitled to set off and deduct the amount of its damages and expenses resulting from such Breach (including, without limitation, attorneys fees) from its financial obligations under the Notes; provided, however, that VCampus must give Prosoft prior notice of its intent to set off or deduct (a “Set Off Claim”), which Set Off Claim shall be made, if at all, no later than one-hundred twenty (120) days after the Closing; and provided further that any set off or deduction shall be effected first against the Balloon Note, and then against the latest payment(s) due under the Amortized Note. Should VCampus assert a Set Off Claim, Prosoft shall notify VCampus within ten (10) Business Days if it disputes the Set Off Claim. If the parties cannot reach an agreement regarding the disputed Set Off Claim within thirty (30) days after Prosoft notifies VCampus that it disputes the Set Off Claim, either party may submit such disputed Set Off Claim to the Bankruptcy Court for resolution as a contested matter under the Bankruptcy Code. Should a payment under the Notes that is subject to the disputed Set Off Claim come due prior to resolution of the disputed Set Off Claim, VCampus shall make such payment when and as otherwise due into an interest-bearing escrow account, to be held pending further written agreement between VCampus and Prosoft, or a final, non-appealable order of the Bankruptcy Court directing disposition of the payment.

2.5 Employment of Prosoft’s Personnel. Set forth on Schedule 2.5 is a true, correct and complete list of all employees of Prosoft, with their name, address, title, salary and benefits to which they were entitled to receive from Prosoft prior to or upon Closing, which list also identifies any employment agreement applicable to each such employee, and also lists Other Employee Benefits offered by Prosoft as of the date of this Agreement. Prosoft will use reasonable efforts to persuade its employees to make themselves available for continued employment by Reorganized Prosoft. VCampus shall use reasonable efforts to interview and review said current employees of Prosoft prior to the Closing Date; provided, however, continued employment of Prosoft’s personnel by Reorganized Prosoft shall be in the sole discretion of VCampus in the exercise of its business judgment. It is not the intent of this Section 2.5 to make Prosoft’s employees third party beneficiaries of this Agreement. It is understood by the parties, however, that any employee of Prosoft whose employment is continued by Reorganized Prosoft following the Closing will receive credit for their time of employment with Prosoft for the purpose of determining employee benefit eligibility and vesting under any Employee Benefit Plan of Reorganized Prosoft or VCampus in which such employee is entitled to participate. Reorganized Prosoft or VCampus shall maintain, or provide substantially similar substitutes for, the Other Employee Benefits listed on Schedule 2.5. VCampus covenants that it will have established a 401K plan for the employees of Reorganized Prosoft on and after the Closing, the terms of which shall be reasonably equivalent to those available to similarly situated employees of VCampus.

ARTICLE III

BANKRUPTCY COURT APPROVAL; CLOSING

3.1 Filings with Bankruptcy Court; Plan of Reorganization. Promptly after the execution of this Agreement, but in no event later than four (4) Business Days after the date of this Agreement, Prosoft shall commence the Chapter 11 Case and file with the Bankruptcy Court the proposed Plan and Plan Related Documents, including the forms of any and all documents required to be filed as schedules and exhibits thereto, so as to expedite confirmation of the Plan. The Plan and the Plan Related Documents, including schedules and exhibits thereto, shall be in form and substance reasonably satisfactory in all respects to VCampus.

3.2 Actions with Respect to the Plan. Prosoft shall:

(a) Make all filings with applicable governmental authorities as may be required by applicable law;

(b) File with the Bankruptcy Court the Plan and Plan Related Documents in the Chapter 11 Case under the Bankruptcy Code, and file the appropriate pleadings to obtain hearing dates for the approval of the Disclosure Statement and confirmation of the Plan in each case as promptly as possible;

(c) Request the earliest practicable date for consideration and approval of the Disclosure Statement, and time for acceptance or rejection of the Plan by impaired creditors;

(d) Use its reasonable efforts to obtain confirmation of the Plan as promptly as practicable following the Petition Date, with only such changes or modifications thereto as are acceptable to VCampus (which such acceptance shall not be unreasonably withheld), and proceed diligently to obtain the dismissal of all appeals, applications and motions for reconsideration with respect to the Disclosure Statement, Plan, the Confirmation Order, and any other order or ruling affecting the confirmation of the Plan, as promptly as practicable;

(e) Subject to the terms and conditions of the confirmed Plan, use its reasonable efforts to cause the distributions to be made as contemplated by the confirmed Plan (the “Distributions”) as promptly as practicable following the Effective Date;

(f) Request that the Bankruptcy Court approve this Agreement

(g) Use its reasonable efforts to obtain the Bankruptcy Court’s approval of the provisions of Section 3.3 and 8.10 of this Agreement no later than the time that the Bankruptcy Court approves the Disclosure Statement and procedures for solicitation of impaired creditors; provided, however, that the failure of Prosoft to obtain such approval despite reasonable efforts shall not give rise to a right of VCampus to terminate this Agreement, or for a termination fee pursuant to Section 8.10 hereof; and

(h) Consult with VCampus and its counsel on all material aspects of Prosoft’s participation in the Chapter 11 Case, including the preparation of the Plan and Plan Related Documents and all other matters described in this Article III.

Each of VCampus and Prosoft shall use its reasonable efforts to obtain confirmation of the Plan in accordance with the Bankruptcy Code and on terms consistent with this Agreement. Consistent with its fiduciary duty, Prosoft shall take all necessary and appropriate actions to achieve confirmation of the Plan.

3.3 No Shop; Alternative Transactions.

3.3.1 Prosoft agrees that during the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement, except as otherwise specifically permitted by Section 3.3.2, neither Prosoft nor any of its officers, directors, employees, agents, representatives or affiliates

(including any investment banker or financial advisor retained by Prosoft) will directly or indirectly solicit or initiate discussions or negotiations with any Person concerning an Alternative Transaction.

3.3.2 Notwithstanding the foregoing, Prosoft and its financial and legal advisors may furnish information to, or enter into discussions with, any Person that makes an inquiry or proposal for a Alternative Transaction that was not solicited by Prosoft from and after the date of this Agreement.

3.3.3 For purposes of this Agreement, “Alternative Transaction” means a proposal for any of the following (other than the transactions contemplated by this Agreement): (a) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the business or assets or 25% or more of the equity securities, of Prosoft (whether through bankruptcy or otherwise); (b) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Prosoft or the filing of a registration statement under the Securities Act in connection therewith; or (c) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

3.3.4 Prosoft will notify VCampus as promptly as practicable following the receipt of any Alternative Transaction. Such notice to VCampus shall be made orally and in writing, and shall include the identity of the Person proposing the Alternative Transaction and a general description or summary of the terms of such Alternative Transaction. To the extent possible, Prosoft shall require that any non-disclosure agreement it enters into with a Person that has proposed or may propose an Alternative Transaction allows Prosoft’s compliance with the requirements of this Section 3.3.4. VCampus agrees that it will, to the extent necessary to facilitate Prosoft’s compliance with this Section 3.3.4, enter into such reasonable non-disclosure agreement as may be required by a Person that has proposed or may propose an Alternative Transaction.

3.3.5 Prosoft shall immediately cease and cause to be terminated any pre-existing discussions with any Person (other than VCampus) that relates to any Alternative Transaction.

3.3.6 Prosoft and VCampus shall issue a joint press release upon the filing of the Petition Pleadings. Both Prosoft and VCampus shall reasonably agree upon the content of any such press release.

3.4 Closing. The Closing shall occur on or before the date (the “Closing Date”) that is the earlier of the following: (i) so long as the Effective Date has occurred, then on or before three (3) Business Days following the date upon which the respective conditions to the parties’ obligations to close under Section 6.1 hereof have been satisfied or waived; or (ii) if such conditions have been satisfied or waived prior to the Effective Date, then on or before three (3) Business Days following the Effective Date. All computations, adjustments, and transfers for the purposes herein shall be effective as of 12:01 a.m. on the Closing Date. Time is of the essence under this Agreement. Subject to the terms and conditions of this Agreement and the Plan, on the Closing Date: (a) VCampus shall provide to Prosoft the Purchase Price for the New Common Stock to be acquired by VCampus pursuant to Section 2.1 hereof, (b) VCampus shall receive the New Common Stock from Reorganized Prosoft; and (c) a notice of effectiveness of the Plan shall be filed and served. After the Closing, the Distributions shall be made in accordance with the Plan as promptly as practicable. The Closing shall take place at the offices of VCampus’ counsel Gallagher & Kennedy, P.A., 2575 E. Camelback Road, Phoenix, Arizona 85016, or by facsimile and overnight courier for the convenience of the parties.

3.5 Closing Documents and Deliveries. At the Closing, and thereafter if requested by VCampus, Reorganized Prosoft shall deliver to VCampus the following items:

3.5.1 Duly executed certificates evidencing all of the New Common Stock to be issued to VCampus or its designee pursuant to Section 2.1;

3.5.2 The Plan and Confirmation Order, which order shall be certified by the clerk of the Bankruptcy Court;

3.5.3 A certificate of good standing for Prosoft issued by the appropriate authority of the State of Nevada no more than thirty (30) days prior to Closing;

3.5.4 A closing certificate signed by the president of Prosoft attesting that, to the best of his knowledge, information and belief, as of the Closing: (i) the representations and warranties of Prosoft contained herein continue to be true and complete in all material respects (or, to the extent any of the same are not true and complete in any material respect, specifying how the same is not true and complete); and, (ii) that any covenant of Prosoft contained herein, that by its terms is to have been performed as of the Closing, has been performed (or, to the extent any of the same have not been performed in any material respect, specifying how the same remains unperformed);

3.5.5 Resignations of the corporate officers and directors of Prosoft;

3.5.6 A list of all the Acquired Assets being retained by Reorganized Prosoft.

3.5.7 Such other documents as may be reasonably requested by VCampus in connection with the transactions contemplated hereby. However, Prosoft may retain and use copies of any and all records it deems reasonably necessary to resolve and complete the Chapter 11 Case.

ARTICLE IV

EFFECTS OF THE REORGANIZATION

4.1 Cancellation of Existing Capital Stock. As of the Closing Date, any interest in Prosoft represented by any class or series of common or preferred stock outstanding before the Closing Date (collectively, the “Existing Capital Stock”), and any warrants, options or other rights to purchase any Existing Capital Stock shall be cancelled and terminated. The holders of the Existing Capital Stock (or rights to acquire Existing Capital Stock) shall not receive any equity or other interest in Reorganized Prosoft and shall not receive any other consideration in exchange for the Existing Capital Stock (or rights to acquire Existing Capital Stock).

4.2 Certificate of Incorporation and Bylaws. As of the Closing Date and without any further action by the stockholders or directors of Prosoft or Reorganized Prosoft, Prosoft’s certificate of incorporation and bylaws shall be amended and restated in form and substance reasonably satisfactory to VCampus, the terms of which shall provide for, among other things, the authorization of all acts necessary to implement the Plan including, without limitation, the issuance of the New Common Stock.

4.3 Public Company Status. Prosoft is currently a public company, registered under Section 12 of the Exchange Act, and its common stock is presently traded on the Nasdaq OTC Bulletin Board under the symbol POSO.OB. Prior to, on or immediately after the Effective Date, Prosoft will take any and all steps it considers reasonable and necessary to revoke and/or cancel its prior registration under Section 12 of the Exchange Act. As of the Closing, Reorganized Prosoft will not be a public company and will not be registered under Section 12 of the Exchange Act or any other provision of federal or state securities law.

4.4 Substantive Consolidation; Rollup. Pursuant to the Plan and Confirmation Order, and as of the Closing Date: (i) the assets and liabilities of PLC and CP shall be substantively consolidated; and, (ii) the stock or equity securities of CP shall be cancelled and terminated.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations, Warranties and Covenants of Prosoft. In addition to any warranties, representations and covenants otherwise contained herein, Prosoft also represents, warrants and covenants to VCampus as of the date hereof, as applicable, and as of the Closing, as follows (all representations, warranties and covenants shall survive Closing, but shall terminate upon the expiration of the right of VCampus to assert a Set Off Claim pursuant to Section 2.4 hereof):

5.1.1 Title. Prosoft owns, and has good and marketable title to, the Acquired Assets to be retained by Reorganized Prosoft pursuant to this Agreement, and subject to the terms of the Plan, on the Closing Date Reorganized Prosoft will have good and marketable title to all of such assets free and clear of all liens.

5.1.2 Leased Assets. Prosoft is the lessee of the Leases. Prosoft is not in default under any of the Leases, which default cannot and will not be cured pursuant to Section 365 of the Bankruptcy Code under the Plan, and Prosoft is not aware of any circumstance or event that, through the passage of time or otherwise, will constitute a default thereunder following Closing.

5.1.3 Intellectual Property.

5.1.3.1 To the best of Prosoft’s knowledge, information and belief, Prosoft has title to or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of Prosoft and its Subsidiaries as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Prosoft immediately prior to the Closing hereunder will be owned or available for use by Reorganized Prosoft on identical terms and conditions immediately subsequent to the Closing hereunder.

5.1.3.2 Prosoft has no knowledge that Prosoft or any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the employees with responsibility for Intellectual Property matters of Prosoft or any of its Subsidiaries has ever received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation, or violation. To the knowledge of Prosoft and employees with responsibility for Intellectual Property matters of Prosoft, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Prosoft.

5.1.4 Real Property Leases. Prosoft has delivered to VCampus correct and complete copies of all Real Property Leases, including any amendments thereto, other than those listed in Schedule 1.3A. With respect to each of the Real Property Leases other than those listed on Schedule 1.3A, Prosoft warrants that:

5.1.4.1 The lease is legal, valid, binding, enforceable and has not been terminated.

5.1.4.2 Subject to satisfying the requirements of the Bankruptcy Code, including but not limited to Section 365 thereof, the lease will continue to be legal, valid, binding, enforceable and will not be terminated as of the Closing.

5.1.4.3 Neither Prosoft nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold.

5.1.4.4 To the best of Prosoft’s knowledge, information and belief, all facilities leased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

5.1.5 No Violations. Prosoft has no knowledge that Prosoft or any of its Subsidiaries is in violation of any law or regulation, or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located. Prosoft has no knowledge of any (1) claims, actions, suits or proceedings instituted or filed and, (2) any claims, actions, suits or proceedings threatened presently or which in the future may be threatened by any federal, state, municipal or other governmental department, commission, board, court, bureau, agency or instrumentality wherever located against or involving Prosoft or any of its Subsidiaries. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby, will not violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which Prosoft or any of its Subsidiaries is subject or any provision of its charter or bylaws. To the best of Prosoft’s knowledge, except for the Confirmation Order, Prosoft and its Subsidiaries do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

5.1.6 Financial Statements. Prosoft has provided VCampus with the following financial statements (collectively, the “Financial Statements”): (i) audited balance sheet and statement of income and cash flow as of and for the fiscal years ended July 31, 2004 and July 31, 2005 for Prosoft (the “Most Recent Audited Financial Statements”); and (ii) unaudited balance sheet and statement of income and cash flow (the “Most Recent Financial Statements”) as of and for the quarters ended October 31, 2005 and January 1, 2006 (the “Most Recent Unaudited Financial Statement”) and for the monthly periods thereafter to the Closing (“Monthly Financial Statements”), said Most Recent Unaudited Financial Statements and Monthly Financial Statements being materially correct, subject to usual and customary year end adjustments. The Most Recent Audited Financial Statements have been prepared in accordance with GAAP, fairly present in all material respects the financial condition, results of operations and cash flows of Prosoft as of, and for, the periods presented.

5.1.7 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Unaudited Financial Statements, there has not been any material adverse change in the assets, liabilities, business, financial condition, operations, results of operations or future prospects of Prosoft or its Subsidiaries, as a whole.

5.1.8 Present Status. Since the Most Recent Monthly Financial Statement, neither Prosoft nor any of its Subsidiaries has sold or transferred any material assets except sales from inventory in the ordinary course of business, suffered any damage, destruction, or loss (whether or not covered by insurance) materially affecting its properties, business or prospects; waived any rights of substantial value; nor entered into any transaction other than in the Ordinary Course of Business.

5.1.9 Tax Returns. Prosoft and each of its Subsidiaries has filed all state, federal and local tax returns that have been required to be filed and timely paid all taxes required to be paid by it and its Subsidiaries prior to Closing, including, without limitation, all payroll and employment related taxes.

5.1.10 Customers. Set forth on Schedule 5.1.10 hereto is a true, accurate, current and complete list of all of Prosoft’s customers and clients for the past year.

5.1.11 Full Disclosure. Neither (a) the Disclosure Statement as initially filed by Prosoft in the Chapter 11 Case, nor (b) any further or amended Disclosure Statement, as of the date filed with the Bankruptcy Court, nor (c) the final Disclosure Statement in the form distributed to creditors of Prosoft in connection with confirmation of the Plan, as of the date so distributed and as of the Closing Date, nor (d) this Agreement nor any document contemplated hereby or thereby or furnished by or on behalf of Prosoft to VCampus in connection with the negotiation and the sale of the New Common Stock, as of the date filed and as of the Closing Date, will:

(i) contain any untrue statement of a material fact or will omit to state any material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading, or

(ii) fail to comply with the requirements of Section 1125(e) of the Bankruptcy Code.

5.1.12 Operations Until Closing. Between the date of this Agreement and the Closing Date, Prosoft shall (and, as applicable, shall cause each of its Subsidiaries to):

5.1.12.1 Operate in the Ordinary Course of Business, including the securing and providing of funding necessary to sustain operations at the current level. In the event that Prosoft determines in its reasonable judgment that it does not have the working capital to continue to operate in the Ordinary Course of Business, then Prosoft shall immediately notify VCampus of such determination;

5.1.12.2 Use Prosoft’s best efforts to maintain the Acquired Assets in as good working order and condition as at present, ordinary wear and tear excepted;

5.1.12.3 Use Prosoft’s best efforts to preserve Prosoft’s business and preserve Prosoft’s present relationships with suppliers, customers and others having business relationships with Prosoft;

5.1.12.4 Keep in full force and effect until Closing present insurance policies or other comparable insurance coverage;

5.1.12.5 Cause to be paid when due all taxes, license fees, trade accounts and costs of expenses of operation and maintenance of the Acquired Assets incurred through Closing;

5.1.12.6 Not, without VCampus’ prior written consent, enter into any material contracts or obligations (other than normal customer contracts in the Ordinary Course of Business); provided, however, that Prosoft shall be entitled to continue ordering inventory in the Ordinary Course of Business;

5.1.12.7 Not, without VCampus’ prior written consent, materially modify, amend, cancel or terminate any of its existing contracts or agreements;

5.1.12.8 Not sell, assign, lease or otherwise transfer or dispose of any of the Acquired Assets except in the Ordinary Course of Business; provided, however, that VCampus consents to Prosoft’s sale prior to the Closing Date of certain intellectual property to Prosoft Training Japan, Inc., a Japanese corporation, as set forth in the “Letter of Intent—Copyright and Licensing Transfer Agreement” (the “PTJ Transaction”), and subject to the Purchase Price Adjustment provided therefor in Section 2.3(a).

5.1.12.9 Not enter into any employment contracts which are not terminable at will; and

5.1.12.10 Not settle for less than full payment any Retained Liabilities (or other liabilities arising between the date hereof and the Closing Date, which VCampus may elect to include as an additional Retained Liability at Closing) in excess of $2,500 individually or $10,000 in the aggregate, without the prior written consent of VCampus.

5.1.12.11 Not directly or indirectly do or permit to occur any of the following: (a) issue, sell, pledge, dispose of or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of the Existing Capital Stock; (b) amend or propose to amend its certificate of incorporation; (c) split, combine or reclassify any outstanding shares of Existing Capital Stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of Existing Capital Stock; (d) redeem, purchase or acquire or offer to acquire any shares of Existing Capital Stock; (e) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (f) incur any indebtedness for borrowed money or issue any debt securities, other than debtor-in-possession financing secured by Prosoft in order to maintain its Ordinary Course of Business operations; or (g) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the foregoing.

5.1.12.12 Notification to VCampus. Between the date of this Agreement and the Closing Date, Prosoft will promptly notify VCampus in writing if Prosoft or one of its Subsidiaries becomes aware of: (a) any fact or condition that causes or constitutes a breach of any of Prosoft’s covenants as of the date of this Agreement; (b) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such covenant had such covenant been made as of the time of occurrence or discovery of such fact or condition, or (c) any event that would render any representation or warranty of Prosoft contained in this Agreement, if made on or as of the date of the event or the Closing, untrue or inaccurate in any material respect.

5.1.12.13 Customer Notices. Prosoft and VCampus may prepare a joint notice or letter to be sent by Prosoft at VCampus’ expenses to each of Prosoft’s customers of the transaction contemplated herein.

Until Closing, Prosoft is not obligated or required to provide VCampus the name, address and phone number of any of its customers or clients.

5.1.13 Capitalization. Immediately following the Closing, the only shares of capital stock of Reorganized Prosoft which shall be issued and outstanding or reserved for issuance shall be the New Common Stock to be issued to VCampus pursuant to Section 2.1 hereof, which shares, when issued in accordance with this Agreement and the Plan, shall be duly and validly issued and shall be fully paid and nonassessable. Immediately following the Closing, there shall not be any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Reorganized Prosoft to issue, transfer or sell any of its securities, nor will there be any rights to receive dividends or other distributions with respect to any such securities. Immediately following the Closing, the only shares of capital stock of the Subsidiaries which shall be issued and outstanding or reserved for issuance shall be the shares of capital stock held by Reorganized Prosoft. Immediately following the Closing, there shall not be any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Reorganized Prosoft or its Subsidiaries to issue, transfer or sell any of its Subsidiaries securities, nor will there be any rights or dividends or other distributions with respect to any such securities.

5.1.14 Organizational Representations and Warranties of Prosoft. Prosoft represents and warrants as follows:

5.1.14.1 Prosoft is a corporation validly existing and in good standing under the laws of the State of Nevada and each of its Subsidiaries is a corporation validly existing and in good standing under the laws of its respective jurisdiction of organization.

5.1.14.2 The execution and delivery of this agreement by Prosoft has been duly authorized by proper corporate approval and on the Closing Date, Prosoft will have all necessary power and authority to consummate the transactions provided herein. The Board of Directors of Prosoft has approved the commencement of the Chapter 11 Case as provided herein.

5.1.14.3 The officers whose signatures are affixed hereto have the necessary corporate power and authority to bind Prosoft.

5.1.15 Access to Records. Pursuant to and under the terms and conditions of the Non-Disclosure Agreement between Prosoft and VCampus, Prosoft will afford VCampus access, during normal business hours, to all its businesses operations, properties, books, files, and records, and will cooperate in VCampus’ examination thereof. No such examination, however, shall constitute a waiver or relinquishment by VCampus of its right to rely upon Prosoft’s covenants, representations, and warranties as made herein or pursuant hereto. Until the Closing, VCampus will hold in confidence all information so obtained, except as hereinafter provided.

5.1.16 Financial Reports. Prosoft’s financial statements filed with the SEC and provided to VCampus and Prosoft’s Tax Returns for the fiscal years ended July 31, 2004, copies of which have been furnished to VCampus by Prosoft prior to the execution of this Agreement, fairly represent the financial position of Prosoft as of their dates, and as of the date hereof.

5.1.17 Environmental Matters. To Prosoft’s knowledge, the properties, assets and operations of Prosoft and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, permits and licenses relating to public and worker health and safety and to the protection and clean-up of the natural environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (“Environmental Laws”), other than any such failure to be in compliance as would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Purchased Assets or Prosoft’s business. The term “hazardous materials” shall mean those substances that are regulated by or form the basis for liabilities under any applicable Environmental Laws. To Prosoft’s knowledge, Prosoft is not the subject of any federal, state, local or foreign investigation, and Prosoft has not received any notice or claim relating to any material liability or remedial action or potential material liability or remedial action under Environmental Laws.

5.1.19 Officers and Directors. The corporate officers and directors serving Prosoft immediately before the Closing Date shall have resigned or be terminated without cause as of the Closing Date.

5.1.20 ERISA Plans. Except as set forth in Schedule 5.1.20, neither Prosoft nor any of its Subsidiaries is a party to or participant in any Employee Benefit Plan and any liabilities of Prosoft under any such plan now or heretofore in effect are fully funded or otherwise adequately provided for.

5.2 Representations and Warranties of VCampus.

5.2.1 VCampus is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2.2 The execution and delivery of this agreement by VCampus has been duly authorized by proper corporate action, and on the Closing Date, VCampus will have all necessary authority to consummate the transactions provided herein. The officer(s), whose signatures are affixed hereto, have been duly authorized by VCampus to execute this Agreement and they have the necessary corporate power and authority to bind VCampus.

5.2.3 Neither the execution and delivery of this Agreement by VCampus nor the consummation by VCampus of the transactions contemplated hereby, (i) requires the authorization, consent, or approval of any third person, including any governmental authority (other than the Bankruptcy Court), (ii) will conflict with or result in a breach or violation of, or default under, any material agreement of other material instrument or obligation to which VCampus is a party or by which any of VCampus’ assets or properties are bound, or (iii) violate any judgment, order, injunction, decree, rule or regulation applicable to VCampus or any of VCampus’ assets or properties.

5.2.4 As of the execution of this Agreement and until Closing, (i) VCampus has and will maintain financial capability and good faith intent to fulfill all of the terms and conditions of this Agreement on a timely basis; (ii) VCampus can establish adequate assurance of future performance of the Retained Liabilities and Assumed Contracts, as required by the Bankruptcy Code; (iii) VCampus’ ability to comply with subsections (i) and (ii) is not subject to any financing contingency; and (iv) the Agreement is as of the date hereof, and both this Agreement and the Notes will be as of Closing, valid obligations of and enforceable against VCampus, subject to bankruptcy laws and similar laws affecting the rights of creditors generally.

5.2.5 As of Closing, Reorganized Prosoft or VCampus shall maintain, or provide substantially similar substitutes for, the Other Employee Benefits listed on Schedule 2.5. VCampus also will have established a 401K plan for the employees of Reorganized Prosoft on and after the Closing, the terms of which shall be reasonably equivalent to those available to similarly situated employees of VCampus.

5.2.6 As of the date of execution of the Non-Disclosure Agreement between Prosoft and VCampus through Closing, VCampus has and will continue to comply with all terms, conditions and restrictions of the Non-Disclosure Agreement.

5.2.7 Between the date of this Agreement and the Closing Date, VCampus will promptly notify Prosoft in writing if VCampus becomes aware of: (a) any fact or condition that causes or constitutes a material breach of any of VCampus’ covenants as of the date of this Agreement; (b) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such covenant had such covenant been made as of the time of occurrence or discovery of such fact or condition, or (c) any event that would render any representation or warranty of VCampus contained in this Agreement, if made on or as of the date of the event or the Closing, untrue or inaccurate in any material respect.

ARTICLE VI

CONDITIONS TO OBLIGATION TO CLOSE

6.1 Conditions to Obligation to Close.

6.1.1 Conditions to Obligation of VCampus. The obligation of VCampus to consummate the transactions to be performed by it in connection with the Closing are subject to the following conditions:

6.1.1.1 Proceedings Relating to the Chapter 11 Case. As of 90 days following the Petition Date, (i) the Bankruptcy Court shall have confirmed the Plan (including any amendments or modifications thereto) which shall be in form and substance acceptable to VCampus, (ii) the Confirmation Order shall be in form and substance acceptable to VCampus, (iii) the Confirmation Order shall not be subject to a stay, (iv) no appeal of the Confirmation Order shall be pending, and (v) with respect to such Confirmation Order, all appeals periods shall have expired. Should any of the foregoing not have occurred as of 90 days following the Petition Date, and so long as the failure of such condition is not due to a breach of this Agreement by VCampus, VCampus shall have the option, in its sole discretion, to waive this condition. If VCampus elects to waive this condition, Prosoft shall continue to exercise its best efforts to satisfy such condition by such later date as VCampus shall specify. The failure of the foregoing condition to be met as and when required by this paragraph shall not give rise to a claim by VCampus to a termination fee under Section 8.10 hereof, so long as the cause of such failure is or was not reasonably within the control of Prosoft.

6.1.1.2 Injunction. There must not be in effect any legal requirement or any injunction or other order that prohibits or restrains VCampus’ acquisition of the New Common Stock or the consummation of the Agreement or which had or could reasonably have a material adverse effect on Reorganized Prosoft or the Acquired Assets. The purchase of the New Common Stock by VCampus hereunder shall not be prohibited by any applicable law or regulation, shall not subject VCampus to any penalty, liability or other condition reasonably unacceptable to VCampus and shall be permitted by law and regulations of the jurisdictions to which VCampus is or will at Closing be subject.

6.1.1.3 Additional Agreements. Prosoft shall have delivered to VCampus on the Closing Date the documents and agreements specified in Section 3.5.

6.1.1.4 The Reorganization Plan. A Confirmation Order and any other orders by the Bankruptcy Court necessary to confirm the Plan or implement the Confirmation Order and approve the Plan Related Documents, any documents related hereto and the transactions contemplated hereby shall be entered, each of which order or orders shall be a final order reasonably acceptable in form and substance to VCampus and its counsel in all material respects, such orders shall not be subject to any stay, no appeal of such orders shall be pending and all appeals periods with respect to such orders shall have expired. The Plan Related Documents and all other documents shall be in the form reasonably approved by VCampus for filing by Prosoft, with such modifications or amendments as are consistent with this Agreement and the Plan and are reasonably acceptable in form and substance to VCampus. The Plan shall provide for the satisfaction or extinguishment of all claims against Prosoft in a manner reasonably satisfactory to VCampus.

6.1.1.5 Consent of Third Parties. All consents by third parties that are required to permit the transactions contemplated hereby and by the Plan shall have been obtained.

6.1.1.6 Prosoft’s Representations. The representations and warranties of Prosoft set forth herein shall be true and correct when made and at and as of the Closing Date.

6.1.1.7 Prosoft’s Covenants. Prosoft shall have performed and complied with all of its covenants hereunder in all material respects through the Closing. Prosoft shall not be in default of its obligations under this Agreement or any of the Plan Related Documents.

6.1.1.8 No Disposition of Material Assets. Prosoft and VCampus shall have reinspected the Acquired Assets and VCampus shall be satisfied that Prosoft has not sold, assigned, leased or otherwise transferred or disposed of any material portion of the Acquired Assets (or assets of Prosoft’s Subsidiaries), except in the Ordinary Course of Business and that sales of courses and related materials have been substantially consistent with Prosoft’s prior operations.

6.1.1.9 No Material Adverse Changes. There shall not have been any material adverse change affecting Prosoft or the Acquired Assets or the going concern value of Prosoft’s business.

The foregoing conditions contained in this Section 6.1.1 are intended solely for the benefit of VCampus. VCampus shall at all times have the right to waive any condition. All waivers given by VCampus under this Section 6.1.1 shall be in writing. The waiver by VCampus of any condition shall not relieve any other party of any liability or obligation with respect to any representation, warranty, covenant or agreement set forth herein.

6.1.2 Conditions to Obligations of Prosoft. The obligations of Prosoft and Reorganized Prosoft to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

6.1.2.1 VCampus’ Representations. The representations and warranties of VCampus set forth herein shall be true and correct when made and at and as of the Closing Date;

6.1.2.2 VCampus’ Covenants. VCampus shall have performed and complied with all of its covenants hereunder in all material respects through the Closing. VCampus shall have provided the consideration for the New Common Stock to be acquired by VCampus pursuant to Section 2.1 and Section 2.2.

6.1.2.3 Approval by the Bankruptcy Court. A Confirmation Order and any other orders by the Bankruptcy Court necessary to confirm the Plan and approve this Agreement, any documents related thereto and the transactions contemplated hereby shall be entered.

The foregoing conditions contained in this Section 6.1.2 are intended solely for the benefit of Prosoft and Reorganized Prosoft. Prosoft and Reorganized Prosoft shall at all times have the right to waive any condition. All waivers given by Prosoft or Reorganized Prosoft under this Section 6.1.2 shall be in writing. The waiver by Prosoft or Reorganized Prosoft of any condition shall not relieve any other party of any liability or obligation with respect to any representation, warranty, covenant or agreement set forth herein.

ARTICLE VII

ADDITIONAL PROVISIONS

7.1 Default.

7.1.1 VCampus’ Remedies. In the event that a default under this Agreement occurs prior to Closing, VCampus must, before taking any other action, give a written notice to Prosoft of such a default. Prosoft will then have ten (10) Business Days from receipt of notice in which to cure said default. In addition to any termination fee, VCampus may, upon default by Prosoft, seek specific performance and/or any remedy available at law or equity. All remedies hereunder are cumulative and non-exclusive of any other remedies.

7.1.2 Prosoft’s Remedies. In the event all conditions and contingencies contained herein shall be met and VCampus shall fail to purchase the New Common Stock as provided herein (other than for a reason as set forth in Section 8.10.3), Prosoft may seek specific performance and/or any remedy available at law or equity; provided, however, that in no case shall Prosoft’s remedies hereunder include an award of monetary damages against VCampus the amount of which exceeds $2,300,000, less any portion of the Purchase Price that actually has been paid. All remedies hereunder are cumulative and non-exclusive of any other remedies.

7.2 Continued Inspection. Subject to the terms, conditions and restrictions of the existing Non-Disclosure Agreement between Prosoft and VCampus, VCampus has the right to examine the Acquired Assets,

excluding the customer list, after acceptance of this contract by Prosoft. This right to examine the Acquired Assets shall continue until Closing. VCampus’ right to examine shall be during normal business hours, or as otherwise arranged and shall not unreasonably interfere with the operation of Prosoft’s business. Upon request of VCampus, Prosoft shall provide for VCampus’ review of copies of all leases, agreements or other documents relating to Prosoft’s business.

7.3 Best Efforts. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use their respective best, good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in this Agreement are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties hereto shall furnish to each other such necessary information and reasonable assistance, as each may request in connection with Prosoft’s preparation and filing of the Plan and the Disclosure Statement and the Related Plan Documents, in form and substance reasonably satisfactory to VCampus, needed to obtain Bankruptcy Court approval of the transactions contemplated by this Agreement and shall execute any additional instruments necessary to consummate the transactions contemplated hereby, whether before or after the Closing.

7.4 Disclosure Supplements. From time to time prior to the Closing, Prosoft shall supplement the Schedules hereto with respect to any matter hereafter arising or any information obtained after the date hereof of which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules, or which is necessary to complete or correct any information in such schedule or in any representation and warranty of Prosoft which has been rendered inaccurate thereby. For purposes of determining the satisfaction of the conditions set forth in Section 6.1.1 hereof, no such supplement or amendment shall be considered.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Risk of Loss. The risk of loss prior to the Closing Date shall be with Prosoft. In the event a material percentage of Acquired Assets or a material percentage of operations of Prosoft shall have been damaged adversely or affected in any material way as a result of any strike, accident or other casualty or act of God or the public enemy, or any judicial, administrative or governmental proceeding at such time as Prosoft proposed to close, then VCampus shall have the options of either (i) prorating the Purchase Price to adjust for the loss (with consent of Prosoft); or (ii) proceeding to close with an assignment of any insurance proceeds which may be paid to reflect such loss or damage, or (iii) terminating this Agreement.

8.2 Severability. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision is ineffective to the extent of such prohibition and/or is modified to conform with such laws, without invalidating the remaining provisions hereto; and any such prohibition in any jurisdiction shall not invalidate such provision in any other jurisdiction.

8.3 Choice of Law. This Agreement shall be governed by the internal laws of the State of Delaware and, to the extent applicable, the Bankruptcy Code.

8.4 Entire Agreement; Modification. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No modification, alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party to this Agreement.

8.5 Survival and Binding Agreement. The terms and conditions hereof shall survive the Closing and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7 Assignment. Neither party to this Agreement may assign any of its rights or delegate any of its responsibilities under this Agreement, except that VCampus may assign this Agreement to any wholly owned Subsidiary of VCampus or an affiliate of VCampus, or to any person or entity that succeeds to all or substantially all of the business of VCampus through a purchase of assets, merger or otherwise.

8.8 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by personal delivery, by overnight carrier, or by facsimile transaction, as follows:

If to Prosoft:	Copy to:

Prosoft LearningCorporation 410 N. 44th Street, Suite 600 Phoenix, Arizona 85008 Fax No.: (602) 794-4178	Snell & Wilmer, L.L.P. One Arizona Center 400 E. Van Buren Phoenix, AZ 85004-2202 Steven D. Jerome, Esq. Fax No.: (602) 382-6070

If to VCampus:	Copy to:

VCampus Corporation 1850 Centennial Park Drive Suite 200 Reston, Virginia 20191 Attn: Christopher L. Nelson, CFO Fax No.: (703) 654-7319	Maupin Taylor, P.A. Post Office Box 19764 Raleigh, North Carolina 27619-9764 Attn: Kevin A. Prakke, Esq. Fax No.: (919) 981-4300

8.9 Termination. In addition to the rights of the parties to terminate this Agreement as set forth elsewhere herein, this Agreement may be terminated:

8.9.1 At any time prior to the Closing Date, by the mutual agreement of Prosoft and VCampus.

8.9.2 At any time prior to the Closing Date by VCampus, and subject to the “notice and cure” provisions contained in Section 7.1.2 herein, if Prosoft is in breach of any of its representations, warranties or covenants set forth herein.

8.9.3 At any time prior to the Closing Date by Prosoft, subject to giving notice of breach to VCampus and expiration of a 10-business-day cure period, if VCampus is and remains in breach of any of its representations, warranties or covenants set forth herein.

8.9.4 At any time prior to the Closing Date by VCampus pursuant to Section 6.1.1.1.

8.9.5 By either Prosoft or VCampus, if any of the conditions to such party’s obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy, except to the extent that such impossibility arises out of or results from actions of the party seeking to terminate pursuant to this Section 8.9.5.

8.9.6 By Prosoft in connection with entering into a definitive agreement for an Alternative Transaction, provided Prosoft has complied with all provisions in Section 3.3.

No termination pursuant to Sections 8.9.2, 8.9.3, 8.9.4 or 8.9.5 shall relieve any breaching party of its obligations or liabilities to the non-breaching party for damages sustained as a result of the breach. Termination of this Agreement shall not limit VCampus’ right to a termination fee as provided in Section 8.10, except as limited in Section 6.1.1.1.

8.10 Termination Fee.

8.10.1 If this Agreement is terminated by Prosoft pursuant to Section 8.9.6 hereof or if a competing plan of reorganization supported by a party other than VCampus is confirmed by the Bankruptcy Court, and VCampus has not breached any of its obligations under this Agreement in any respect, then Prosoft shall pay to VCampus a single termination fee of $69,000, payable upon consummation of the Alternative Transaction or confirmation of the competing plan, as applicable.

8.10.2 Prosoft shall pay, or cause to be paid, to VCampus a single termination fee in the amount of $69,000, in the event that: (i) Prosoft fails for any reason which is reasonably within Prosoft’s control, other than a breach of the Agreement by VCampus, to close the Transaction (subject to the provisions of Section 6.1.1.1); or (ii) VCampus determines not to close the Transaction based upon either (x) a material breach of this Agreement by Prosoft that is reasonably within Prosoft’s control and that has or is reasonably likely to have a material adverse effect on the Acquired Assets or going concern value of Prosoft’s business; or (y) the failure of any of the conditions set forth in Sections 6.1.1.5 (but only to the extent that the lack of consent is of the Secured Noteholders), and 6.1.1.6 through 6.1.1.8, which failure is reasonably in Prosoft’s control.

8.10.3 If: (i) this Agreement is terminated by Prosoft other than due to a default by VCampus under this Agreement which is not cured, and (ii) on or before one-hundred eighty (180) days following the termination of this Agreement, Prosoft closes an Alternative Transaction with a party other than VCampus, then, at the time any such Alternative Transaction is consummated, Prosoft will pay to VCampus, in cash, a termination fee in the amount of $69,000 (unless a termination fee has already been paid to VCampus by Prosoft). The parties agree that the sums payable pursuant to this Section 8.10.3 shall constitute reimbursement of expenses incurred in connection with the contemplated Reorganization and loss of opportunity, and not penalties. The parties further acknowledge that (a) the amounts of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, (b) the amounts specified herein bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by VCampus in connection with a sale of Prosoft’s business to a third party in the manner described in this Section 8.10.3, and (c) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arms’ length.

8.10.4 The termination fee payable pursuant to Section 8.10.1, 8.10.2 or 8.10.3 is only due and payable once and under no circumstances is VCampus entitled to more than one termination fee whether or not multiple circumstances giving rise to a termination fee occur under one or more of Section 8.10.1, 8.10.2 or 8.10.3. Any termination fee payable pursuant to Section 8.10.1, 8.10.2 or 8.10.3 shall be paid by Prosoft as reimbursement for VCampus’ costs and expenses incurred in conjunction with the Reorganization. No termination fee set forth in this Section 8.10 may be modified or cancelled without the written consent of both parties or pursuant to formal action by the Bankruptcy Court expressly modifying the fee.

8.11 Construction. Headings in this Agreement are for convenience of reference only, and are not intended to nor shall they be used to construe the meaning of operative provisions of this Agreement. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement. Terms defined or used in the singular form herein are intended to include the plural form. The terms “includes,” or “including” are not limiting, and should be construed as though followed by the phrase “by way of illustration and not limitation.”

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PROSOFT:

Attest:		Prosoft Learning Corporation

By:		By:

	Secretary	, President

COMPUTERPREP:

Attest:		By: Prosoft Learning Corporation, its sole shareholder

By:		By:

	Secretary	, President

VCAMPUS:

Attest:		VCampus Corporation

By:		By:

	Secretary	Name:

Title:

Schedule 1.2.5—Intellectual Property

Copyrights

Copyrights to all instructional materials, including textbooks, created by Prosoft Learning Corporation and/or ComputerPREP Inc.

Trademarks/Trade Names

Per attached listing.

Pending Trademarks

ASSESS PREP

ASSESS PREP (Logo)

PROSOFT LEARNING

PROSOFT LEARNING CORPORATION

PROSOFT LEARNING CORPORATION (Logo)

Other Intellectual Property

In process, XML conversion project currently underway with Xyleme, Inc.

Schedule 1.2.8

The Subsidiaries Excluded from the Sale

Name	Country of Incorporation
1. Prosoft Training Hong Kong Ltd.	China

2. Prosoft Training Solutions Singapore Pte. Ltd.	Singapore

Schedule 1.3A

Real Property Leases

None

Schedule 1.3B

Personal Property Leases

None

Schedule 1.3C

The Rejected Executory Contracts

1.	The Consulting Agreement between ProsoftTraining, a Nevada corporation, and Robert G. Gwin, made the 12th day of November 2004.

2.	The Employment Agreement between Prosoft Learning Corporation, a Nevada corporation, and Benjamin M. Fink, made the 27th day of October 2005.

3.	Any and all Employment Agreements and Independent Contractor Agreements other than the Employment Agreement between ProsoftTraining, a Nevada corporation, and Dara Titus, made the 21st day of March 2003, and the Independent Contractor Agreement between Prosoft Learning Corporation, a Nevada corporation, and Kerri Krell, made the 19th day of January 2006.

4.	The 1996 Stock Option Plan of Pro-Soft Development Corp., a California corporation, including all agreements thereunder.

5.	The 1996 Stock Option Plan of Prosofttraining.com, a Nevada corporation, including all agreements thereunder.

6.	The 1996 Stock Option Plan of ProSoft Development Inc., a Nevada corporation, including all agreements thereunder.

7.	The 2000 Stock Incentive Plan of Prosofttraining.com., a Nevada corporation, including all agreements thereunder.

8.	The 2000 Employee Stock Purchase Plan of Prosofttraining.com, a Nevada corporation, including all agreements thereunder.

9.	The 2001 Stock Option Plan of ProsoftTraining.com, a Nevada Corporation, including all agreements thereunder.

10.	The Prosoft 401(k) Plan of Prosoft Learning Corporation as amended on the 1st day of September 2005.

11.	The CORPORATEplan for Retirement Service Agreement between ProsoftTraining and Fidelity Management Trust Company, made effective as of the 1st day of August 1998.

12.	The Amended and Restated Courseware License and Distribution Agreement between ProsoftTraining, a Nevada corporation and New Horizons Computer Learning Centers, Inc., a California corporation, entered into on the 30th day of June 2001.

13.	The First Amendment to the Restated Courseware License and Distribution Agreement between ProsoftTraining, a Nevada corporation and New Horizons Computer Learning Centers, Inc., a California corporation, entered into on the 18th day of December 2001.

14.	Any and all contracts that relate to trade payables which are not specifically assumed and set forth on Schedule 1.4.

Schedule 2.3(d)

The Wait List Liabilities

VENDOR NAME	TOTAL BALANCE
University of Texas at Austin	$5,000.00
Fidelity Investments Institutional Oper	$2,200.00
Companion Life	$1,732.87
Pacificad	$1,000.00
University of Phoenix	$1,000.00
Signal Learning Center	$242.25

Schedule 1.4

The Assumed Liabilities

I.	Trade Payables

VENDOR	TOTAL BALANCE
1.Gilmore Global Logistics Services, Inc.	$178,451.17
2. Thomson Learning	$66,312.97
3. TIA	$36,077.06
4. Integral 7, Inc.	$20,500.00
5. United HealthCare Insurance Company	$20,154.60
6. Xyleme, Inc.	$14,988.57
7. First Insurance Funding Corp.	$10,652.87
8. Ramona Coveny	$10,300.00
9. A & A Products & Packaging	$6,046.74
10. Current Technology CLC	$5,600.00
11. I Linc Communications	$5,512.50
12. Cisco Systems Capital Corp.	$5,075.94
13. Netg	$4,049.63
14. Digital North, Inc.	$3,800.00
15. Learnkey, Inc.	$3,231.00
16. FedEx	$3,135.89
17. Time Warner Telecom	$2,517.80
18. DTI Publishing Corp.	$2,033.55
19. Gilmore Global Logistics Services Inc.	$1,987.06
20. Carlotta Eaton	$1,891.97
21. Jefferson Pilot Financial	$1,576.00
22. Konica Minolta Business Solution	$1,504.54
23. Pellissippi State Technical Comm College	$1,341.00
24. Ground Zero Electrostatics, Inc.	$1,241.50
25. Board of Equalization	$1,123.00
26. ViaTech Publishing Solutions	$1,112.32
27. Arkansas Association of 2-Year Colleges	$1,000.00
28. NYS Dept. of Taxation & Finance	$913.46
29. Chandler Partners Limited	$735.33
30. Westlake Internet Training	$550.27
31. CGI-AMS	$500.89
32. Makau Corporation	$331.01
33. State of Georgia Dept. of Revenue	$315.39
34. Performance Print & Promo	$260.00
35. SBC	$254.91
36. Muzak LLC	$249.84
37. Arizona Department of Revenue	$222.52
38. Aramark Refreshment Services	$190.06
39. Ascom Hasler/GE Cap Prog	$187.65
40. CCI Learning Solutions	$185.55
41. Cingular Wireless	$163.22
42. Bell South	$161.53
43. Cingular Wireless	$154.89
44. Cave Creek Vending	$138.00
45. Illinois Dept. of Revenue	$134.00
46. SBC	$125.93
47. WebCT, Inc.	$120.00
48. Support Payment Clearinghouse	$115.85
49. Data Storage Centers, Inc.	$115.00

50. AT&T	$106.34
51. State of Wyoming	$105.48
52. Bell South	$90.44
53. DHL Express (USA), Inc.	$89.84
54. Colorado Dept. of Revenue	$84.00
55. Discovery Benefits	$75.00
56. Qwest	$59.58
57. Zee Medical	$57.47
58. WV State Tax Department	$53.82
59. Qwest	$47.50
60. Arizona Corporation Commission	$45.00
61. South Dakota Dept. of Revenue	$43.50
62. Verizon California	$40.75
63. Hixson High School	$40.32
64. GlobalMentoring	$20.00
65. State of Arkansas	$10.65
66. Blackboard	$10.00

Subtotal ($)	$418, 322.67

68. PDI Europe Limited	€20,617.93
Subtotal (€)	€20,617.93
Total

II.	Other Liabilities

All liabilities of Prosoft under that certain Letter Agreement dated April 5, 2006 by and between Prosoft and Prosoft Training Japan, Inc., including the $100,000 “credit” liability referenced therein, but only to the extent such liability, or portion thereof, still exists as of the Closing Date.

Schedule 1.4 (continued)

III. Taxes and Other Similar Obligations

Tax Id	Tax Authority	Address 1	City	State	Zip	Type of Tax	Claim
68SU 21200	Alabama Department of Revenue	PO Box 327950	Birmingham	AL	36132-7950	Sales Tax	1.96
0187501-76-001	State of Arkansas	PO Box 8092	Little Rock	AR	72203-8092	Sales Tax	1,331.48
99506637	Board of Equalization	PO Box 942879	Sacramento	CA	94263-0001	Sales Tax	771.19
03-76649-0000	Colorado Dept. of Revenue	1375 Sherman Street	Denver	CO	80261-0013	Sales Tax	3.05
8508848-000	State of Connecticut	25 Sigourney Street/PO Box 5002	Hartford	CT	06102-5002	Sales Tax	86.00
5996-0158596-001	DC Treasurer	PO Box 96384	Washington	DC	20090-6384	Sales Tax	5.69
78-00-074574-40-2	Florida Department of Revenue	5050 W. Tennessee Street	Tallahassee	FL	32399-0125	Sales Tax	758.58
20006587123	State of Georgia Dept. of Revenue	PO Box 105296	Atlanta	GA	30348-5296	Sales Tax	245.85
	Hawaii	PO Box 1425	Honolulu	HI	96806-1425	Sales Tax	8,654.74
2-00-137140	Iowa Dept. of Revenue & Finance	PO Box 10412	Des Moines	IA	50306-0412	Sales Tax	44.69
2241-3375	Illinois Dept. of Revenue	Retailer’s Occupation Tax	Springfield	IL	62796-0001	Sales Tax	210.63
006096093 001 8	Indiana Department of Revenue	PO Box 7218	Indianapolis	IN	46207-7218	Sales Tax	522.89
115-5852 M	Kansas Dept. of Revenue	Division of Taxation	Topeka	KS	66625-0001	Sales Tax	53.20
99718	Kentucky State Treasurer	PO Box 299	Frankfort	KY	40620-0003	Sales Tax	158.59
9213950001	Louisiana Dept. of Revenue & Taxation	PO Box 3138	Baton Rouge	LA	70821-3138	Sales Tax	34.93
860-474-159*10*	Massachusetts Dept. of Revenue	PO Box 7039	Boston	MA	02204-7039	Sales Tax	102.30
07648366	Comptroller of Maryland - SUT	PO Box 17405	Baltimore	MD	21297-1405	Sales Tax	564.14
1020514	Bureau of Taxation	PO Box 1065	Augusta	ME	04332-1065	Sales Tax	63.60
86-0474159	State of Michigan	Department 77003	Detroit	MI	48277-0003	Sales Tax	325.19
1159560	Minnesota Department of Revenue	Mail Station 1110	Saint Paul	MN	55146-1110	Sales Tax	108.19
15852008	Missouri Department of Revenue	PO Box 3300	Jefferson City	MO	65105	Sales Tax	128.34
185-11544-1	Mississippi State Tax Commission	PO Box 960	Jackson	MS	39205-0960	Sales Tax	548.74
901 9 101 55686	North Carolina Department of Revenue	PO Box 25000	Raleigh	NC	27640-0500	Sales Tax	94.08
151034	North Dakota Office of	600 E. Boulevard Avenue	Bismarck	ND	58505-0599	Sales Tax	84.22
24-7583486	Nebraska Department of Revenue	PO Box 98923	Lincoln	NE	68509-8923	Sales Tax	69.92
B 860-474-159/000	State of New Jersey	PO Box 999	Trenton	NJ	08646-0999	Sales Tax	74.68
02-384067-00-6	State of New Mexico	PO Box 25127	Santa Fe	NM	87504-5127	Sales Tax	246.85
860474159	NYS Dept. of Taxation & Finance	P.O. Box 1912	Albany	NY	12201-1912	Sales Tax	405.35
99-030216	Ohio Department of Taxation	PO Box 16560	Columbus	OH	43216-6560	Sales Tax	162.34
600998	Oklahoma Tax Commission	PO Box 26850	Oklahoma City	OK	73126-0850	Sales Tax	10.73

Tax Id	Tax Authority	Address 1	City	State	Zip	Type of Tax	Amount of Claim
99-643 740	Pennsylvania Dept. of Revenue	Dept. 280406	Harrisburg	PA	17128-0406	Sales Tax	241.12
87344 8021 RT0001	Canada Customs and Revenue Agency	275 Pope Road, Suite 103	Summerside	PE	C1N6A2	Sales Tax	3,787.83
099 20076 9	South Carolina Dept. of Revenue	Sales Tax Return	Columbia	SC	29214-0101	Sales Tax	9.54
73-001-840474159E-ST-001	South Dakota Dept. of Revenue	Box 5055	Sioux Falls	SD	57117-5055	Sales Tax	52.75
2-860474159-001-6	Tennessee Dept. of Revenue	Andrew Jackson State Office Building	Nashville	TN	37242	Sales Tax	756.65
1-86-0474159-7	Texas Comptroller of Public Accounts	111 E. 17th Street	Austin	TX	78774-0100	Sales Tax	467.40
E32144	Utah State Commission	210 North 1950 West	Salt Lake City	UT	84134-0400	Sales Tax	220.70
0015658071	Virginia Department of Taxation	PO Box 1777	Richmond	VA	23208-1103	Sales Tax	105.30
108145	Vermont Department of Taxes	109 State Street	Montpelier	VT	05609-1401	Sales Tax	4.80
601-435-882	State of Washington	PO Box 34051	Seattle	WA	98124-1051	Sales Tax	1,194.12
UT21411	Wisconsin Department of Revenue	Box 93389	Milwaukee	WI	53293-0389	Sales Tax	136.36
86-047-4159-001	WV State Tax Department	PO Box 1826	Charleston	WV	25327-1826	Sales Tax	17.67
24-0-07607	State of Wyoming	122 W. 25th Street	Cheyenne	WY	82002-0110	Sales Tax	168.53

					Total		23,034.91

Schedule 2.5 Other Employee Benefits

Social Security #	Last Name	First Name	Title	Address 1	City State Zip	Unpaid Salary/Earnings	Unpaid Vacation*	Unpaid Float	Unpaid Exp Reports	Amount of Claim
xxx-xx-xxxx	Allen	Jean	Asst, Market Develop	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Bell	Michael	Dir Prods & Svcs	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Benscoter	Tom	CFO	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Coppen	Sarah	Office Administrator	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Crouch	Jenny	Regional Acct Mgr	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	De Wald	Jim	Technical Cust Svc	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Dewald	Philip	Publisher	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Dravis	Daniel	Regional Acct Mgr	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Evans	Andrew	Controller	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Fink	Benjamin	President & CEO	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Fisher	Deborah	Admin Assistant	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Gwin	Robert	Consultant	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Hannah	Gary	VP CIW Program Mgr	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Harnish	Lisa	Mgr, Certification Ops	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Hays	Eric	Regional Acct Mgr	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Heer	Irina	Content Developer	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Himmelspach	Alan	Regional Acct Mgr	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Hopkins	Todd	Director, Product Dev	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Jensen	Karen	VP Administration	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Koch	James	Regional Acct Mgr	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Kozakis	Kenneth	Sr Content Developer	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Lane	Susan	Managing Editor	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Leach	Brian	Accountant	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Leavitt	Jay	Sr Customer Svc Rep	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Lobuglio	Francoise	Report Analyst	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	McLain	Vincent	VP Sales	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Miller	Jody	Marketing Manager	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Miller	Lindsay	CIO & VP Operations	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Mosby	Fulton	Regional Acct Mgr	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Oberman	David	Senior Editor	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	O’Brien	Casey	Regional Acct Mgr	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Pacht	Doug	Regional Acct Mgr	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Petty	Yvonne	Customer Svc Rep	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Rathkamp	Cheryl	A/R Manager	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Reyes	Andrea	Inventory Control	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Rinehart	Stevie Ann	Marketing Coordinator	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Schneiter	Stephen	Certificaiton Specialist	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Skodak	Sarah	Editor	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Stanger	James	VP Cert & Prod Dev	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Steele	M. Elloise	Sr Web Developer	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx

Schedule 2.5 Other Employee Benefits

xxx-xx-xxxx	Strong	Cristina	Publisher	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Thomason	Ted	Regional Acct Mgr	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Titus-Kukla	Dara	Director Market Dev	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Verhoff	Gary	Product Manager	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Wiley	David	Database Developer	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Wilmoth	Dean	IT Manager	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Yuschik	Barbara	HR Administrator	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx
xxx-xx-xxxx	Zimmerman	Mary	Regional Acct Mgr	xxxxxxxxxxxxxxxxxx	xxxxx, xx xxxxx	xxxxxx	xxxx	xxxx	xxxx	xxxxxx

					Total	105,681.05	103,401.52	7,546.66	3,472.10	220,003.54

* The maximum carryover of unpaid vacation under VCampus’ employee benefit programs is 40 hours at the end of any given year. Prosoft employees retained by Reorganized Prosoft and/or VCampus will be given full credit for their accrued vacation at the time of closing, but will be subject to the 40-hour maximum for December 31, 2006 and thereafter. Unused vacation time exceeding the maximum is forfeited.

Exhibit 2.2.2A

PROMISSORY NOTE

Reston, VA

                        , 2006

$150,000.00

FOR VALUE RECEIVED the undersigned VCampus Corporation, a Delaware corporation (the “Maker”), promises to pay to Prosoft Learning Corporation (“Prosoft”) or its permitted assigns the principal sum of One Hundred and Fifty Thousand Dollars ($150,000.00), in immediately available funds, together with simple interest from the date of issuance, at the rate of six percent (6%) per annum on the unpaid balance until paid, both principal and interest payable in lawful money of the United States of America, at the office of Prosoft, or at such place as the legal holder hereof may designate in writing. For the sake of clarity, interest shall be calculated based upon a presumed 360-day year with each month having 30 days. The entire principal and accrued interest shall be due and payable in one balloon payment on July 1, 2007.

This Note may be prepaid in full or in part at any time without penalty or premium.

Each of the following shall constitute a default under this Note:

(a) the failure of the Maker to make any payments when due on this Note and such failure continues for more than ten (10) days past the due date.

(b) the failure of the Maker to comply with or to perform, in any material respect, when due any other term, obligation, covenant or condition contained in this Note. If any failure, other than a failure to pay money, is curable, it may be cured (and no default will have occurred) if the Maker after receiving written notice from the holder demanding cure of such failure: (i) cures the failure within thirty (30) days; or (ii) if the cure requires more than thirty (30) days, immediately initiates steps sufficient to cure the failure and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonable;

(c) this Note, the Reorganization Agreement or any provision thereof shall, for any reason, not be valid and binding on the Maker, or not be in full force and effect, or shall be declared to be null and void; the validity or enforceability of this Note or the Reorganization Agreement shall be contested by Maker; except with respect to any duly exercised set-off rights of the Maker hereunder or under the Reorganization Agreement, the Maker shall deny that it has any or further liability or obligation under this Note or the Reorganization Agreement; or any default or breach by the Maker in any material respect under any provision of the Reorganization Agreement shall continue after the applicable grace or cure period, if any, specified in the Reorganization Agreement.

(d) the sale of substantially all of the assets or ownership of the Maker to an unaffiliated third party or a merger or other change of control transaction in which both:

(i) holders of the fully diluted equity of the Maker immediately prior to the transaction hold less than 50% of the fully diluted equity of the maker as of immediately after the transaction; and (ii) the Board of Directors of the Maker immediately prior to the transaction comprise less than 50% of the members of the Board of Directors of the surviving corporation in the transaction.

(e) the dissolution or termination of the Maker’s existence, the Maker’s insolvency, appointment of a receiver for any significant part of the Maker’s property, any assignment by the Maker for the benefit of creditors, any type of creditor workout with respect to the Maker, or the commencement of any proceeding under any bankruptcy or insolvency laws against the Maker (which is not dismissed within 30 days).

(f) (i) the Maker shall fail to pay any other indebtedness of the Maker when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and the maturity of such indebtedness, but only if in excess of $1,500,000, has been accelerated; (ii) the Maker shall fail to perform or observe any term or covenant contained in any agreement or instrument relating to such indebtedness, when required to be performed or observed, and such failure shall continue after any applicable grace or cure period, if any, specified in such agreement or instrument, and would result in acceleration of the maturity of such indebtedness, but only if in excess of $1,500,000, unless waived by the lender; or (iii) any such indebtedness, but only if in excess of $1,500,000, shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(g) The Maker shall have any final judgment(s) outstanding against it for the payment of $1,500,000 or more, and such judgment(s) shall remain unstayed, in effect, and unpaid for the period of time after which the judgment holder may cause the creation of liens against or seizure of any of the Maker’s property.

The holder of this Note may declare the entire balance hereunder to be immediately due and payable upon default (or at such time as the Maker receives net cash proceeds, determined in accordance with generally accepted accounting principles, of at least $5,000,000 from the sale of securities of the Maker pursuant to a financing transaction (or series of integrated transactions)), whereupon the unpaid capitalized principal balance and any accrued interest thereupon shall be due and payable without diligence, presentment, demand, protest, notice of protest or intent to accelerate, notice of acceleration or notice of any kind, all of which are expressly waived by Maker.

The balance due under this Note is subject to automatic adjustment and/or set off pursuant to terms of Sections 2.3 and 2.4 of the Acquisition and Reorganization Agreement dated April         , 2006, by and between the Maker and Prosoft (the “Reorganization Agreement”).

All parties to this Note, including the Maker and any sureties, endorsers, or guarantors hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of change or changes and agree that the same may be made without notice or consent of any of them.

Upon default the holder of this Note may employ an attorney to enforce the holder’s rights and remedies and the Maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the holder reasonable attorneys’ fees not exceeding a sum equal to fifteen percent (15%) of the outstanding balance owing on the Note, plus all other reasonable expenses incurred by the holder in exercising any of the holder’s rights and remedies upon default. The rights and remedies of the holder as provided in this Note shall be cumulative and may be pursued singly, successively or together, in the sole discretion of the holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

This Note is to be governed and construed in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, the Maker has caused this instrument to be executed in its corporate name by a duly authorized officer as of the day and year first above written.

VCampus Corporation

By:

Name:

Title:

Exhibit 2.2.2B

PROMISSORY NOTE

Reston, VA

$150,000.00
,	2006

FOR VALUE RECEIVED the undersigned VCampus Corporation, a Delaware corporation (the “Maker”), promises to pay to Prosoft Learning Corporation (“Prosoft”) or its permitted assigns the principal sum of One Hundred and Fifty Thousand Dollars ($150,000.00), in immediately available funds, together with simple interest from the date of issuance until December 31, 2006 at the rate of six percent (6%) per annum, on which date the principal and interest which has accrued thereon will be capitalized into a new principal amount and the undersigned promises to pay this new capitalized amount, together with interest at the rate of six percent (6%) per annum on the unpaid balance from January 1, 2007 until paid, both principal and accrued interest payable in lawful money of the United States of America, at the office of Prosoft, or at such place as the legal holder hereof may designate in writing. For the sake of clarity, interest shall be calculated based upon a presumed 360-day year with each month having 30 days. The entire principal and interest on the capitalized amount shall be due and payable as follows:

In six (6) equal monthly installments of principal and accrued interest with the first installment due on January 1, 2007 and the remaining installments due and payable on the first day of each successive month with a final payment due and payable on June 1, 2007.

This Note may be prepaid in full or in part at any time without penalty or premium.

Each of the following shall constitute a default under this Note:

(a) the failure of the Maker to make any payments when due on this Note and such failure continues for more than ten (10) days past the due date.

(b) the failure of the Maker to comply with or to perform, in any material respect, when due any other term, obligation, covenant or condition contained in this Note. If any failure, other than a failure to pay money, is curable, it may be cured (and no default will have occurred) if the Maker after receiving written notice from the holder demanding cure of such failure: (i) cures the failure within thirty (30) days; or (ii) if the cure requires more than thirty (30) days, immediately initiates steps sufficient to cure the failure and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonable; and

(c) this Note, the Reorganization Agreement or any provision thereof shall, for any reason, not be valid and binding on the Maker, or not be in full force and effect,

or shall be declared to be null and void; the validity or enforceability of this Note or the Reorganization Agreement shall be contested by Maker; except with respect to any duly exercised set-off rights of the Maker hereunder or under the Reorganization Agreement, the Maker shall deny that it has any or further liability or obligation under this Note or the Reorganization Agreement; or any default or breach by the Maker in any material respect under any provision of the Reorganization Agreement shall continue after the applicable grace or cure period, if any, specified in the Reorganization Agreement.

(d) the sale of substantially all of the assets or ownership of the Maker to an unaffiliated third party or a merger or other change of control transaction in which both: (i) holders of the fully diluted equity of the Maker immediately prior to the transaction hold less than 50% of the fully diluted equity of the maker as of immediately after the transaction; and (ii) the Board of Directors of the Maker immediately prior to the transaction comprise less than 50% of the members of the Board of Directors of the surviving corporation in the transaction.

(e) the dissolution or termination of the Maker’s existence, the Maker’s insolvency, appointment of a receiver for any significant part of the Maker’s property, any assignment by the Maker for the benefit of creditors, any type of creditor workout with respect to the Maker, or the commencement of any proceeding under any bankruptcy or insolvency laws against the Maker (which is not dismissed within 30 days).

(f) (i) the Maker shall fail to pay any other indebtedness of the Maker when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and the maturity of such indebtedness, but only if in excess of $1,500,000, has been accelerated; (ii) the Maker shall fail to perform or observe any term or covenant contained in any agreement or instrument relating to such indebtedness, when required to be performed or observed, and such failure shall continue after any applicable grace or cure period, if any, specified in such agreement or instrument, and would result in acceleration of the maturity of such indebtedness, but only if in excess of $1,500,000, unless waived by the lender; or (iii) any such indebtedness, but only if in excess of $1,500,000, shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(g) The Maker shall have any final judgment(s) outstanding against it for the payment of $1,500,000 or more, and such judgment(s) shall remain unstayed, in effect, and unpaid for the period of time after which the judgment holder may cause the creation of liens against or seizure of any of the Maker’s property.

The holder of this Note may declare the entire balance hereunder to be immediately due and payable upon default (or at such time as the Maker receives net cash proceeds, determined in accordance with generally accepted accounting principles, of at least $5,000,000 from the sale of securities of the Maker pursuant to a financing transaction (or series of integrated transactions)), whereupon the unpaid capitalized principal balance and any accrued interest thereupon shall be due and payable without diligence, presentment, demand, protest, notice of protest or intent to accelerate, notice of acceleration or notice of any kind, all of which are expressly waived by Maker.

The balance due under this Note is subject to automatic adjustment and/or set off pursuant to the terms of Section 2.3 and 2.4 of the Acquisition and Reorganization Agreement dated April         , 2006, by and between the Maker and Prosoft (the “Reorganization Agreement”).

All parties to this Note, including the Maker and any sureties, endorsers, or guarantors hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of change or changes and agree that the same may be made without notice or consent of any of them.

Upon default the holder of this Note may employ an attorney to enforce the holder’s rights and remedies and the Maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the holder reasonable attorneys’ fees not exceeding a sum equal to fifteen percent (15%) of the outstanding balance owing on the Note, plus all other reasonable expenses incurred by the holder in exercising any of the holder’s rights and remedies upon default. The rights and remedies of the holder as provided in this Note shall be cumulative and may be pursued singly, successively or together, in the sole discretion of the holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

This Note is to be governed and construed in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, the Maker has caused this instrument to be executed in its corporate name by a duly authorized officer as of the day and year first above written.

VCampus Corporation

By:

Name:

Title:

Exhibit A – List of Subsidiaries

Name & Address of Other Business	Employer ID Number	Nature of Business	Beginning/End Dates of Ownership

ComputerPREP Inc. 410 N. 44th St., Suite 600 Phoenix, AZ 85008	86-0474159	Supplier/Developer of Information Technology Courseware & Training.	July 2000 to present

Mastery Point Learning Systems 10200 Valley View Road, #153 Eden Prairie, MN 55344	75-2363831	Content Development and Courseware for convergence (CCNT, computer & telephony) technologies	December 2000 to Nov. 2004 (Not currently operating under that corporate entity)

ProsoftTraining Europe, Ltd Mary Rosse Centre, Holland Road National Technological Park Limerick, Ireland	N/A, Ireland Corporation	IT Content and Certification Development, Management & Courseware for the EMEA Region	January 1998 to present

ProsoftTraining Hong Kong Ltd. 901 Yu Yuet Lai Bldg. 43-55 Wyndham Street Hong Kong, China	N/A, China Corporation	IT Content and Certification Development, Management & Courseware for the Far East Region	May 2001 to present (inactive)

ProsoftTraining Solutions Singapore PTE Ltd. 47 Hill Street, #05-04/06 Singapore 179365	N/A, Singapore Corporation	Wholly-owned subsidiary of Prosoft Training Hong Kong. Same business.	June 2001 to present (inactive)

Pro-Soft Development, Inc. 410 N. 44th St., Suite 600 Phoenix, AZ 85008	33-0692487	IT Content Development	December 1999 to present (inactive)

Others, more than 6 years:

The Chapel Hill Group	56-2009120		March 1998 to 2000 (inactive)

Net Guru Technologies Inc.	36-3802230		January 1998 to 2000 (inactive)